Exhibit 10.3

From:     Navios Maritime Holdings Inc.

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

To:         Grimaud Ventures S.A

Trust Company Complex

Ajeltake Road , Ajeltake Island

Majuro, Marshall Islands, MH96960

June 25, 2020

Dear Sirs,

Loan agreement dated 25 April 2019, as amended, supplemented or assigned from time to time (the “Loan Agreement”), in respect of a loan of USD 70,000,000 made between (1) Navios Maritime Holdings Inc. as Borrower and (2) Grimaud Ventures S.A. as Lender

We refer to the Loan Agreement. Words and expressions defined in the Loan Agreement will have the same meaning when used in this letter.

Pursuant to clause 3 of the Loan Agreement, the Borrower and Lender have agreed that the first interest due and payable on June 26, 2020, and July 1, 2020, shall instead be paid as follows:

•	USD6,381,448.63 (United States Dollars Six Million, Three Hundred Eighty One Thousand, Four Hundred Forty Eight, and Sixty Three cents) on July 10, 2020.

With effect as of the date hereof, the Loan Agreement shall be amended by adding the following:

“3.5. The Borrower may elect to pay a maximum of seventy per cent of the interest payable in common shares of the Borrower with the number of shares to be paid equal to the quotient of (1) the amount representing the interest payable in common shares divided by (2) an amount equal to 80% of the ten-day weighted average share price (as reported by Bloomberg) for the ten full trading days before the payment date of any Interest Period.”

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Yours faithfully,

/s/ Georgios Akhniotis
Georgios Akhniotis for and on behalf of
NAVIOS MARITIME HOLDINGS INC.

Confirmed and agreed, this 25 day of June 2020

/s/ Ioannis Karyotis
Ioannis Karyotis
For and on behalf of
GRIMAUD VENTURES S.A.